Exhibit 10.19

LUMERA CORPORATION

2000 STOCK OPTION PLAN

2004 Amendment

This Amendment of the Lumera Corporation 2000 Stock Option Plan (the “Plan”) is dated as of June ___, 2004.

WHEREAS Lumera Corporation, a Washington corporation, (“Old Lumera”) adopted the Plan on October 13, 2000; and

WHEREAS, on May 19, 2004, Old Lumera was reincorporated by merger as a Delaware Corporation (the “Company”); and

WHEREAS the Company has assumed the Plan and now wishes to amend and clarify the terms of the Plan as follows;

NOW, THEREFORE, by action of its Board of Directors pursuant to Section 13 of the Plan, the Company hereby takes the following actions with respect to the Plan, all with immediate effect except as otherwise specified:

1. All initially capitalized terms used in this instrument of amendment shall have the meanings ascribed to them in the Plan as hereinafter modified unless a separate meaning is set forth herein. All references in the Plan to Old Lumera, to the board of directors of Old Lumera, or to committees of such board, shall be deemed to refer to the Company, to the Board of Directors of the Company, and to committees of such Board of Directors, respectively; and all references in the Plan to the Class A common stock of Old Lumera shall be deemed to refer to the Class A common stock of the Company. The Plan Administrator shall have full power to construe the Plan consistent with the foregoing.

2. Effective upon the initial public offering of the Common Stock, no additional Options shall be granted under the Plan, but previously granted Options shall remain outstanding to the extent provided by their terms.

3. Not later then upon registration of the Common Stock under the Exchange Act, the Plan Administrator of the Plan shall be the Compensation Committee of the Board and its delegates. Notwithstanding Section 2.1 of the Plan, the Compensation Committee of the Board shall establish such rules as it deems appropriate for its deliberations with respect to, and for the administration of, the Plan. Any power or authority under the Plan which prior to this amendment could be exercised by the Board shall, from and after this amendment, also be exercisable by the Compensation Committee except as the Board may hereinafter restrict the scope of such power and authority of the Compensation Committee.

4. For the avoidance of doubt, nothing in Section 5.1 of the Plan shall be construed as limiting the acceleration of exercisability of an Incentive Stock Option, even if such acceleration results in the Option being treated for tax purposes, in whole or in part, as other than an Incentive Stock Option.

5. The first sentence of Section 5.4 of the Plan is hereby amended to read as follows: “Neither Incentive Stock Options nor, except as the Plan Administrator otherwise expressly provides, other Options may be transferred other than by will or by the laws of descent and distribution, and during an Optionee’s lifetime Incentive Stock Options (and, except as the Plan Administrator otherwise expressly provides, other non-transferable Options) may be exercised only by the Optionee.”

6. To the extent consistent with the continued qualification as Incentive Stock Options of any Options intended so to qualify, the Plan Administrator may waive, in any case and in whole or in part, the requirement of Section 6.1 that Options be exercised in increments of 100 shares (or for all shares purchasable under the Option if fewer).

7. Section 9 is hereby deleted.

IN WITNESS WHEREOF, Lumera Corporation has caused this instrument of amendment to be executed by its duly authorized officer this ___ day of June, 2004.

LUMERA CORPORATION

By: